As filed with the Securities and Exchange Commission on March 12, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

COMPASS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4876496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

80 Guest Street, Suite 601

Boston, MA 02135

(617) 500-8864

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Compass Therapeutics, Inc. 2020 Stock Option and Incentive Plan

Compass Therapeutics, Inc. 2025 Inducement Plan

(Full title of the plans)

Thomas J. Schuetz

Chief Executive Officer

Compass Therapeutics, Inc.

80 Guest Street, Suite 601

Boston, MA 02135

(617) 500-8099

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edwin O’Connor

Finnbarr Murphy

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 relating to the 2020 Stock Option and Incentive Plan (the “2020 Plan”) of Compass Therapeutics, Inc. (the “Registrant”) is being filed for the purpose of registering additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the 2020 Plan has previously been filed and is effective. Accordingly, pursuant to General Instruction E, the information contained in the Registrant’s registration statement on Form S-8 (File No. 333-252103) is hereby incorporated by reference and made a part of this Registration Statement on Form S-8, except as presented below in Part II, Item 8. Exhibits.

This Registration Statement on Form S-8 is also being filed for the purpose of registering 4,000,000 shares of the Registrant’s common stock, par value 0.0001 per share (the “Common Stock”) reserved and available for issuance under the Compass Therapeutics, Inc. 2025 Inducement Plan (the “Inducement Plan”).

On December 18, 2025, the Registrant’s board of directors adopted the Inducement Plan pursuant to which the Registrant reserved 4,000,000 shares of its Common Stock to be used exclusively for grants of equity awards to individuals who were not previously employees of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The Inducement Plan provides for the grant of equity-based awards in the form of non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, unrestricted stock awards, and dividend equivalent rights. The Inducement Plan was adopted by the Registrant’s board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement on Form S-8 the following documents filed with the SEC:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed by the Registrant with the SEC on March 5, 2026 (including the information specifically incorporated by reference therein from the Registrant’s definitive proxy statement relating to the 2026 annual meeting of stockholders (other than information furnished rather than filed); and

(b)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 6, 2026 and March 5, 2026; and

(c)

The description of the Registrant’s common stock contained in the Registrant’s Annual Report on Form 10-K (File No. 001-39696) filed on March 5, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement on Form S-8 which indicates that all of the Common Stock offered has been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement on Form S-8 and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement on Form S-8.

Under no circumstances will any information filed under current items 2.02 or 7.01 of any Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s certificate of incorporation that limit or eliminate the personal liability of the Registrant’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•

the Registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with or has contractual rights to provide indemnification to each of its directors and intends to enter into such agreements with certain of its executive officers. These agreements provide that the Registrant will indemnify each of its directors, certain of its executive officers and, at times, their affiliates, to the fullest extent permitted by the DGCL. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and executive officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant and/or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that the Registrant’s obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed with the SEC on October 19, 2020)

4.2	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on June 23, 2020)

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on June 23, 2020)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of CohnReznick LLP, independent registered public accounting firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	2020 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 23, 2020)

99.2	Compass Therapeutics, Inc. 2025 Inducement Plan (incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K filed with the SEC on March 5, 2026)

107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this 12th day of March, 2026.

COMPASS THERAPEUTICS, INC.

By:	/s/ Thomas Schuetz
Name: Thomas Schuetz Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Thomas J. Schuetz, Barry Shin and Carl L. Gordon as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Thomas J. Schuetz Thomas J. Schuetz	Chief Executive Officer and Vice Chair of the Board (Principal Executive Officer)	March 12, 2026

/s/ Barry Shin Barry Shin	Chief Financial Officer (Principal Financial Officer)	March 12, 2026

/s/ Neil Lerner Neil Lerner	Chief Accounting Officer (Principal Accounting Officer)	March 12, 2026

/s/ Carl L. Gordon Carl L. Gordon	Chair of the Board	March 12, 2026

/s/ Phil Ferneau Phil Ferneau	Director	March 12, 2026

/s/ Mary Ann Gray Mary Ann Gray	Director	March 12, 2026

/s/ Ellen Chiniara Ellen Chiniara	Director	March 12, 2026

/s/ James Boylan James Boylan	Director	March 12, 2026

/s/ Richard Lindahl Richard Lindahl	Director	March 12, 2026